Exhibit 99.1

Emergent BioSolutions Successfully Refinances Debt & Further Strengthens Financial Profile

•	New favorable terms position Emergent for sustainable, long-term growth, as part of its multi-year plan to stabilize, turnaround and transform the company

GAITHERSBURG, Md., September 3, 2024 (GLOBE NEWSWIRE) — Emergent BioSolutions Inc. (NYSE: EBS) today announced the closing of a new credit facility agreement with Oak Hill Advisors for a term loan of up to $250 million (the “New Term Loan”). Emergent used a portion of the proceeds of the New Term Loan to repay all amounts outstanding under the senior term loan facility under the Amended and Restated Credit Agreement, dated October 15, 2018, by and among Emergent, the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as the Administrative Agent (as amended, the “Prior Credit Agreement”), which was scheduled to mature in May 2025. The New Term Loan maturity extends up to five years, through August 2029. Excess proceeds from the refinancing will result in additional cash to the balance sheet. Emergent also terminated its obligations under the senior term loan facility and the revolving credit facility under the Prior Credit Agreement.

“For the past 18 months, Emergent has executed on a series of actions to strengthen the balance sheet and streamline operations,” said Joe Papa, president and CEO of Emergent. “These steps, which include finalizing several asset/site divestures, resolving legacy issues, and now, securing this significant debt refinancing, are critical to stabilizing our financial profile.”

In connection with the execution of the New Term Loan, Emergent issued the lenders warrants to purchase 2.5 million shares of common stock with a strike price at a premium to the volume weighted average price per share for the 30 trading days ending on, but excluding, the 10th business day following the closing date (the “30-Day VWAP”). In addition, subject to certain limitations Emergent agreed to issue the lenders shares of common stock with an aggregate value of $10 million at a price per share equal to the 30-Day VWAP.

Papa continued, “We are thrilled to secure this new credit facility with Oak Hill Advisors as we are on track to reduce net debt by more than $200 million this year, positioning Emergent to enter its next phase of our turnaround, enabling future growth and additional investment opportunities with much greater freedom and flexibility to operate through favorable terms.”

As the lead agent, Oak Hill Advisors provides valuable partnership opportunities and access to capital to allow execution on turnaround plans across key market segments.

Joseph Goldschmid, Managing Director at Oak Hill Advisors, added, “We are delighted to be a capital partner to Emergent. This financing provides Emergent with additional liquidity and flexibility to deliver on its business plan and continue to provide critical, life-saving products. We are excited to support and partner with the management team and the company in this next chapter of scalable and profitable growth.”

More information related to the terms of the new credit facility agreement is detailed in Emergent’s Current Report on Form 8-K will be available on Emergent’s Investor page.

In addition, members of Emergent’s senior management team will participate in the following investor conferences in September:

•	2024 Wells Fargo Healthcare Conference

Boston, MA

September 4, 2024

•	H.C. Wainwright 26th Annual Global Investment Conference

New York City, NY

September 10, 2024, presentation scheduled at 4:00 PM eastern time. Link to watch.

About Emergent BioSolutions

At Emergent, our mission is to protect and enhance life. For 25 years, we’ve been at work defending people from things we hope will never happen—so we are prepared just in case they ever do. We provide solutions for complex and urgent public health threats through a portfolio of vaccines and therapeutics that we develop and manufacture for governments and consumers. We also offer a range of integrated contract development and manufacturing services for pharmaceutical and biotechnology customers. To learn more about how we plan to protect or enhance 1 billion lives by 2030, visit our website and follow us on LinkedIn, X, Instagram, Apple Podcasts and Spotify.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact are forward-looking statements. These forward-looking statements are based on our current intentions, beliefs and expectations regarding future events. We cannot guarantee that any forward-looking statement will be accurate. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could differ materially from our expectations. Investors are, therefore, cautioned not to place undue reliance on any forward-looking statement. Any forward-looking statement speaks only as of the date of this press release, and, except as required by law, we do not undertake to update any forward-looking statement to reflect new information, events or circumstances.

There are a number of important factors that could cause the company’s actual results to differ materially from those indicated by such forward-looking statements, including our ability to identify and acquire or in-license products or late-stage product candidates that satisfy our selection criteria and to integrate such companies, products or product candidates; whether anticipated synergies and benefits from an acquisition or in-license are realized within expected time periods, if at all; our ability to utilize our manufacturing facilities and expand our capabilities; our ability to meet operating and financial restrictions placed on us and our subsidiaries that are contained in our credit agreements; and our commercialization, marketing and manufacturing capabilities and strategy. The foregoing sets forth many, but not all, of the factors that could cause actual results to differ from our expectations in any forward-looking statement. Investors should consider this cautionary statement, as well as the risk factors identified in our periodic reports filed with the SEC, when evaluating our forward-looking statements.

Investor Contact:

Richard S. Lindahl

Executive Vice President, CFO

lindahlr@ebsi.com

Media Contact:

Assal Hellmer

Vice President, Communications

mediarelations@ebsi.com